Exhibit 99.1

Spectrum Brands Exits Chapter 11 with a Stronger Balance Sheet and Positive Momentum in Many of its Largest Brands

•	Company eliminates $840 million of subordinated debt and exits with substantially improved capital structure

•	Market share growth in many key product categories with improving adjusted EBITDA in businesses

•	All suppliers to be paid in full

Atlanta, GA, [August 28, 2009] – Spectrum Brands, Inc. today announced that it has emerged from bankruptcy. The Company and its domestic subsidiaries officially concluded their Chapter 11 reorganization today after meeting all closing conditions to the Company’s Plan of Reorganization (the “Plan”), which was confirmed by the U.S. Bankruptcy Court for the Western District of Texas, San Antonio Division, in a written order entered on July 15, 2009.

“I am very pleased that we have accomplished what we set out to do in this financial restructuring process. We have achieved significant debt reduction while maintaining our strong brand reputations and solid relationships with our suppliers and customers,” said Kent Hussey, CEO of Spectrum Brands. “Importantly, our businesses continued to perform remarkably well throughout this process, expanding our market share in many key product categories, including major brands in all three of our business segments. Additionally, on August 7, 2009 we reported improved year-to-date consolidated adjusted EBITDA results through our fiscal third quarter versus last year, a strong testament to the strength and profitability of our businesses. I want to thank all of our employees for their dedication and tremendous commitment to ensuring the success of this company and its brands.”

In conjunction with its emergence from Chapter 11, Spectrum Brands today closed on its new $242 million exit financing facility provided by several financial institutions led by GE Capital. This financing will be available for the company’s working capital needs. The credit agreement and other documents related to this financing are being filed on a Form 8-K with the Securities and Exchange Commission and will be available on the company’s website at www.spectrumbrands.com.

In accordance with the Plan, suppliers will be paid in full, to the extent the company has not already done so, for all valid outstanding invoices for goods and services. Suppliers do not need to take any action at this time. The company expects to process and pay valid pre-petition supplier claims within the next few weeks.

Also, in accordance with the Plan, the company’s old common stock has been extinguished and no financial distribution will be made to holders of the old common stock. The Company’s bondholders as of the effective date are being issued a total of approximately 27 million shares of new common stock and $218 million in 12 percent Senior Subordinated Toggle Notes due 2019. The new shares are expected to trade initially on the Pink Sheets. In addition, also as of the effective date, approximately 3 million shares of new common stock are being issued to supplemental and sub-supplemental participants in the Company’s debtor-in-possession loan facility pursuant to an equity fee provision. The Company’s Board of Directors will ultimately decide when the Company will seek to be listed on an exchange, however the Company currently expects to begin that process later this year or in early 2010. The Company plans to continue to make public filings and disclosures as it has in the past.

Certain matters discussed in this news release, with the exception of historical matters, may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a number of risks and uncertainties that could cause results to differ materially from those anticipated as of the date of this release. Actual results may differ materially as a result of (1) risks that changes and developments in external competitive market factors, such as introduction of new product features or technological developments, development of new competitors or competitive brands or competitive promotional activity or spending, (2) changes in consumer demand for the various types of products Spectrum Brands offers, (3) unfavorable developments in the global credit markets, (4) the impact of overall economic conditions on consumer spending, (5) fluctuations in commodities prices, the costs or availability of raw materials or terms and conditions available from suppliers, (6) changes in the general economic conditions in countries and regions where Spectrum Brands does business, such as stock market prices, interest rates, currency exchange rates, inflation and consumer spending, (7) the Company’s ability to successfully implement manufacturing, distribution and other cost efficiencies and to continue to benefit from its cost-cutting initiatives, (8) unfavorable weather conditions and (9) various other risks and uncertainties, including those discussed herein and those set forth in Spectrum Brands’ securities filings, including the most recently filed Annual Report on Form 10-K or Quarterly Report on Form 10-Q. Spectrum Brands also cautions the reader that its estimates of trends, market share, retail consumption of its products and reasons for changes in such consumption are based solely on limited data available to Spectrum Brands and management’s reasonable assumptions about market conditions, and consequently may be inaccurate, or may not reflect significant segments of the retail market.

The Company also cautions the reader that undue reliance should not be placed on any forward-looking statements, which speak only as of the date of this release. Spectrum Brands undertakes no duty or responsibility to update any of these forward-looking statements to reflect events or circumstances after the date of this release or to reflect actual outcomes.

About Spectrum Brands, Inc.

Spectrum Brands is a global consumer products company and a leading supplier of batteries, shaving and grooming products, personal care products, specialty pet supplies, lawn & garden and home pest control products, personal insect repellents and portable lighting. Helping to meet the needs of consumers worldwide, included in its portfolio of widely trusted brands are Rayovac® , Remington®, Varta®, Tetra®, Marineland®, Nature’s Miracle®, Dingo®, 8-In-1®, Spectracide®, Cutter®, Repel®, and HotShot®. Spectrum Brands’ products are sold by the world’s top 25 retailers and are available in more than one million stores in more than 120 countries around the world. Headquartered in Atlanta, Georgia, Spectrum Brands generates annual revenue from continuing operations in excess of $2 billion.

Contacts:

Investor Contact:

Carey Phelps

DVP Investor Relations & Corporate Communications, Spectrum Brands

(770) 829-6208

Media Contact:

Kekst and Company for Spectrum Brands

Michael Freitag or Victoria Weld

(212) 521-4800